EXHIBIT 11.1

                            FACTORY 2-U STORES, INC.
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                      (in thousands, except per share data)


                                                                                Fiscal Year Ended
                                                                   February 3,     January 29,      January 30,
                                                                      2001             2000             1999
                                                                 ---------------  --------------  ---------------
The computation of net income (loss) available and adjusted
shares outstanding follows:
Income before extraordinary item                                  $     21,264    $     12,442    $      5,019
Extraordinary item, net of income tax benefit
                                                                             -               -           2,750
                                                                    ----------      ----------      ----------
Net income                                                              21,264          12,442           2,269
Less:                                                               ----------      ----------      ----------
   Inducement to convert preferred stock to common stock                     -               -           2,804
   Series A preferred stock dividends                                        -               -           2,593
   Series B preferred stock dividends                                        -               -           2,210
                                                                    ----------      ----------      ----------
Net income (loss) applicable to common stock                      $     21,264    $     12,442    $     (5,338)
                                                                    ==========      ==========      ==========

Weighted average number of common shares outstanding *                  12,589          12,214           3,381

Add assumed exercise of:
     Warrants that are common stock equivalents                             33              18               -
     Options that are common stock equivalents
                                                                           444             632               -
                                                                    ----------      ----------      ----------
Adjusted shares outstanding, used for diluted computation               13,066          12,864           3,381
                                                                    ==========      ==========      ==========


Earnings (loss) per share:
  Basic:
       Income (loss) before extraordinary item                    $      1.69     $      1.02     $     (0.77)
       Extraordinary item                                         $         -     $         -     $     (0.81)
       Net income (loss)                                          $      1.69     $      1.02     $     (1.58)


  Diluted:
       Income (loss) before extraordinary item                    $      1.63     $      0.97     $     (0.77)
       Extraordinary item                                         $         -     $         -     $     (0.81)
       Net income (loss)                                          $      1.63     $      0.97     $     (1.58)


* The weighted average number of common shares outstanding for fiscal year 1998 has been restated for the reverse stock split (factor is .30133) which took place on November 23, 1998.